Exhibit 77(c)

                              SHAREHOLDER MEETING

A special meeting of shareholders of the Pilgrim MidCap Opportunities Fund was held in Phoenix, Arizona on August 18, 2000.

A brief description of each matter voted upon as well as the results are outlined below:

                                                                      Shares
                                                       Shares      voted against    Shares      Broker
                                                      voted for     or withheld    abstained   non-vote     Total
                                                      ---------     -----------    ---------   --------     -----
1.   To elect eleven (11) Directors or Trustees, as the case may be, to hold office until the election and qualification of their successors:

     Al Burton                                        5,700,970        14,669          --          --      5,715,639
     Paul S. Doherty                                  5,704,066        11,573          --          --      5,715,639
     Robert B. Goode, Jr                              5,704,460        11,179          --          --      5,715,639
     Alan L. Gosule                                   5,704,460        11,179          --          --      5,715,639
     Walter H. May                                    5,704,460        11,179          --          --      5,715,639
     Jock Patton                                      5,704,460        11,179          --          --      5,715,639
     David W.C. Putnam                                5,704,460        11,179          --          --      5,715,639
     John R. Smith                                    5,700,576        15,063          --          --      5,715,639
     Robert W. Stallings                              5,704,460        11,179          --          --      5,715,639
     John G. Turner                                   5,704,460        11,179          --          --      5,715,639
     David W. Wallace                                 5,700,576        15,063          --          --      5,715,639

2.   To approve a new Investment Management Agreement between Pilgrim MidCap Opportunities and Pilgrim Investments,
     Inc. ("Pilgrim") to reflect the acquisition of Pilgrim by ING Groep N.V. ("ING"), with no change in the advisory fees payable to Pilgrim:

     Pilgrim MidCap Opportunities Fund                5,662,813        52,827          --          --      5,715,640

3.   To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Fund for the fiscal year ending December 31, 2000:

     Pilgrim MidCap Opportunities Fund                5,688,967        26,673          --          --      5,715,640